Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

The Rights Agreement dated as of June 11, 1996 between Tegal Corporation and ChaseMellon Shareholder Services L. L. C. is hereby amended as follows:

1.	ChaseMellon Shareholder Services L.L.C. is hereby removed as Rights Agent and Registrar and Transfer Company, a New Jersey corporation ("R&T"), is hereby appointed as the successor
Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent
2.	Section 21 is hereby amended by deleting the seventh sentence and in its place substituting a new seventh sentence to read as follows:

"Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state in the United States, in good standing, which is authorized
under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and is registered as a Transfer Agent in
accordance with the applicable provisions of the Securities
Exchange Act of 1934, as amended, and is qualified to act as a
Transfer Agent under the rules of the New York Stock Exchange."
3.	Section 25 is hereby amended to show the Rights Agent's address as follows:
Registrar and Transfer Company Att: Account Executive 10 Commerce Drive Cranford, New Jersey 07016

        IN WITNESS WHEREOF, the parties listed below have caused this Amendment to be duly executed on this date.

Date: January 18, 2005

Tegal Corporation By: /s/ THOMAS R. MIKA Name: Thomas R. Mika Title: EVP & CFO
Registrar and Transfer Company By: /s/ WILLIAM P. TATLER Name: William P. Tatler Title: Vice President